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                                    FORM 8-A

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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

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                             R&B FALCON CORPORATION
             (Exact name of registrant as specified in its charter)


                DELAWARE                              76-0544217
(State of incorporation or organization)    (I.R.S. Employer Identification No.)


           4 GREENWAY PLAZA
            HOUSTON, TEXAS                              77046
(Address of principal executive offices)              (Zip Code)


     Securities to be registered pursuant to Section 12(b) of the Act: None.


         If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [ ]


         If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [X]


         Securities Act registration statement file number to which this form relates (if applicable): Not Applicable.


        Securities to be registered pursuant to Section 12(g) of the Act:
                     Common Stock, par value $.01 per share



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ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

         The class of securities to be registered hereby is the common stock, par value $0.01 per share (the "Common Stock"), of R&B Falcon Corporation, a Delaware corporation (the "Company"). The summary below is qualified in its entirety by reference to the Company's Amended and Restated Certificate of Incorporation and the Company's Amended and Restated By-laws, each of which are filed as exhibits hereto:

GENERAL

         As of the date of this registration statement, we are authorized to issue up to 1,200,000 shares of Common Stock and up to 50,000 shares of preferred stock. As of the date of this registration statement, we had 1,000,000 shares of Common Stock and no shares of preferred stock outstanding.

         The following is a summary of the key terms and provisions of our equity securities. You should refer to the applicable provisions of our Amended and Restated Certificate of Incorporation, Amended and Restated By-laws and the Delaware General Corporation Law for a complete statement of the terms and rights of our capital stock.

COMMON STOCK

         Voting Rights. Each holder of Common Stock is entitled to one vote per share on all matters to be voted on by the stockholders. Subject to the rights, if any, of the holders of any series of preferred stock pursuant to applicable law or the provision of the certificate of designation creating that series, all voting rights are vested in the holders of shares of Common Stock. Holders of shares of Common Stock have noncumulative voting rights, which means that the holders of more than 50% of the shares voting for the election of directors can elect all of the directors, and the holders of the remaining shares voting for the election of directors will not be able to elect any directors.

         Dividends. Dividends may be paid to the holders of Common Stock when, as and if declared by the board of directors out of funds legally available for their payment, subject to the rights of holders of any preferred stock.

         Rights Upon Liquidation. In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of Common Stock will be entitled to share equally, in proportion to the number of shares of Common Stock held by them, in any of our assets available for distribution after the payment in full of all our debts and distributions and after the holders of all series of our outstanding preferred stock, if any, have received their liquidation preferences in full.

         Non-Assessable. All outstanding shares of Common Stock are fully paid and non-assessable. Any additional Common Stock we offer and issue will also be fully paid and non-assessable.

         No Preemptive Rights. Holders of Common Stock are not entitled to preemptive purchase rights in future offerings of our Common Stock.


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         Listing. Our outstanding shares of Common Stock are not listed on any exchange. All outstanding shares of our Common Stock are owned by Transocean Sedco Forex Inc., a Cayman Islands exempted company.

PREFERRED STOCK

         Our board of directors can, without approval of our stockholders, issue one or more series of preferred stock and determine the number of shares of each series and the rights, preferences and limitations of each series, including the following terms:

         o the series, the number of shares offered and the liquidation value of the preferred stock;

         o    the price at which the preferred stock will be issued;

         o the dividend rate, the dates on which the dividends will be payable and other terms relating to the payment of dividends on the preferred stock;

         o    the liquidation preference of the preferred stock;

         o    the voting rights of the preferred stock;

         o whether the preferred stock is redeemable or subject to a sinking fund, and the terms of any redemption or sinking fund;

         o whether the preferred stock is convertible or exchangeable for any other securities, and the terms of any conversion; and

         o any additional rights, preferences, qualifications, limitations and restrictions of the preferred stock.

         Undesignated preferred stock may enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise, and to thereby protect the continuity of our management. The issuance of shares of preferred stock may adversely affect the rights of the holders of our Common Stock. For example, any preferred stock issued may rank prior to our Common Stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of Common Stock. As a result, the issuance of shares of preferred stock may discourage bids for our Common Stock or may otherwise adversely affect the market price of our Common Stock or any existing preferred stock.

         Any preferred stock will, when issued, be fully paid and non-assessable.



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ITEM 2.           EXHIBITS.


        Exhibit
         Number                       Description of Exhibit
        -------                       ----------------------

           1 Amended and Restated Certificate of Incorporation of the Company as filed with the Secretary of State of Delaware on December 27, 2001.

           2              Amended and Restated By-laws of the Company.







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                                    SIGNATURE


                  Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                       R&B FALCON CORPORATION


Date:  December 28, 2001               By: /s/ ERIC B. BROWN
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                                          Eric B. Brown
                                          Vice President



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                                 EXHIBIT INDEX

        Exhibit
         Number                       Description of Exhibit
        -------                       ----------------------

           1 Amended and Restated Certificate of Incorporation of the Company as filed with the Secretary of State of Delaware on December 27, 2001.

           2              Amended and Restated By-laws of the Company.